SETTLEMENT OF LIMAYE LOAN TO ILED

This is a settlement agreement for a Note in the amount of $200,000 for a loan made by Dilip Limaye to Independence LED Lighting, LLC ("ILED") on May 6, 2019, which has aggregate amounts due including principal, interest and penalties of approximately $500,000 as of December 18, 2020. As consideration for the Note, Charles Szoradi will transfer his personal equity in FOMO CORP. (OTC/ETFM) to Limaye as follows:

Charles Szoradi will transfer 450,000 1% Series B Preferred shares (equal to 500 million common shares on conversion) with downside protection of $250,000 cash value on liquidation (net of reasonable legal and brokerage fees incurred). If needed, additional consideration for the "make whole" will be made in Series B Preferred shares to be transferred by Szoradi to Limaye within 72 hours of such sales confirmed by broker trade confirmations/documentation. These "make whole" shares will be priced off the closing bid price as of the date preceding their demand by Limaye.

The Series B Preferred shares are subject to the SEC's Rule 144, which requires a six-month hold before conversion into common stock and sales of common shares are allowed in the open market, unless the issuer FOMO CORP. (OTC/ETFM) registers such common shares with an effective SEC registration covering such shares. The Series B Preferred shares and any common shares derived from conversion of Series B Preferred shares shall not be transferable without written agreement of FOMO CORP. that such transfer will not violate securities laws.

This transaction will result in Szoradi purchasing the outstanding Limaye loan, including all interest and penalties for 2019-2020, which amount to $500,000 owed to Limaye by ILED. As part of this settlement, Limaye will terminate all legal action prepared or initiated against ILED and Szoradi with respect to the outstanding loan, including an executed confession of judgment which will become null and void upon execution of this Agreement. The original Note shall be delivered to Szoradi by overnight mail stamped with appropriate cover indicating its satisfaction. Separately, Limaye agrees to waive any rights to equity and/or interests in Purge Virus, LLC, an entity formed in 2020 by Szoradi, almost a year after the Limaye loan and initiated due to Covid-19, and subsequently sold to FOMO CORP., of which Limaye will become a substantial shareholder as a result of this Agreement.

SIGNATURE PAGE

______________________ 12/21/2020	______________________ 12/21/2020
Dilip Limaye, Owner	Charles Szoradi, CEO
Online Energy Manager LLC	Independence LED Lighting LLC